Exhibit 99.1
NetApp Makes Revised Offer to Acquire Data Domain
Sunnyvale, Calif.—June 3, 2009— NetApp (NASDAQ:NTAP) today announced that it has made a revised proposal to acquire Data Domain (NASDAQ:DDUP). Under the terms of the proposal, a copy of which is attached, NetApp will acquire all of the outstanding shares of Data Domain common stock for $30 per share in cash and stock in a transaction valued at approximately $1.9B, net of Data Domain’s cash, subject to certain adjustments.
“Our strategic rationale remains the same and we firmly believe that the combination of our two companies will provide a greater opportunity and risk-adjusted value for Data Domain shareholders, customers, and partners,” said Dan Warmenhoven, chairman and CEO of NetApp. “The complementary nature of the Data Domain and NetApp product lines will result in higher aggregate growth compared to the redundancies that would result with the EMC product line.”
The Data Domain portfolio provides NetApp a complementary offering to expand its reach in the market for heterogeneous disk-based backup. The Data Domain acquisition will increase NetApp’s ability to capitalize on the growth of disk-based backup adoption, a trend accelerated by the economics of deduplication.
NetApp’s offer for Data Domain is also superior to EMC’s previously announced, unsolicited proposal, as it offers a combination of value certainty and the opportunity for Data Domain shareholders to participate in the future success of the combined NetApp and Data Domain entity.
Warmenhoven added, “The cultural compatibility between Data Domain and NetApp will maximize the potential for continued innovation from a creative and motivated employee base. This will not only create a meaningful choice for our customers but also lead to a complementary combination with no obstacles to an expeditious close of the acquisition. Therefore, we are as committed to this partnership now as we were when we first announced our intent to acquire Data Domain.”
NetApp first announced its definitive agreement to acquire Data Domain on May 20, 2009. For complete details on this acquisition, visit the page NetApp to Acquire Data Domain or www.netapp.com.
Forward-Looking Statements
This press release contains forward-looking statements, which involve a number of risks and uncertainties. NetApp and Data Domain caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. All such forward-

looking statements include, but are not limited to, statements about the benefits of NetApp’s acquisition of Data Domain, including future financial and operating results, NetApp’s plans, objectives, expectations and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Data Domain stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in NetApp’s and Data Domain’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov. NetApp and Data Domain disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
Additional Information and Where to Find It
NetApp plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction, and Data Domain plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about NetApp, Data Domain, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by NetApp and Data Domain through the web site maintained by the SEC at www.sec.gov and by contacting NetApp Investor Relations at (408) 822-7098 or Data Domain Investor Relations at (408) 980-4909. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on NetApp’s website at www.netapp.com and on Data Domain’s website at www.datadomain.com.
Participants in the Acquisition of Data Domain
NetApp, Data Domain and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of Data Domain stockholders in connection with the proposed transaction will be set forth in the Proxy Statement/Prospectus described above when it is filed with the SEC. Additional information regarding NetApp’s executive officers and directors is included in NetApp’s definitive proxy statement, which was filed with the SEC on July 14, 2008, and additional information regarding Data Domain’s executive officers and directors is included in Data Domain’s Annual Report on Form 10-K/A for fiscal year ended December 31, 2008, which was filed with the SEC on April 30, 2009. You can obtain free copies of these documents from NetApp or Data Domain using the contact information above.
About NetApp
NetApp creates innovative storage and data management solutions that help our customers deliver outstanding cost efficiency and accelerate business breakthroughs. Discover our passion for helping companies around the world go further, faster at www.netapp.com.